For Immediate Release April 24, 2014 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports First-Quarter Earnings of $0.40 per Share

Key Highlights

•	First-quarter 2014 earnings of $0.40 per share[1]

•	Cash provided by operating activities of $539 million

•	Repurchased 11.7 million shares during the first quarter at an average price of $34 per share

•	Full-year 2014 guidance adjusted to $1.50-1.80 per share; second quarter set at $0.40-$0.45 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported earnings of $0.40 per share ($340 million) for the first quarter of 2014, a total that included a $69 million ($0.06 per share) special dividend from our investment in Israel Chemicals Ltd. (ICL) as well as a $38 million ($0.04 per share) non-cash impairment charge related to our investment in Sinofert Holdings Limited (Sinofert). This result compares to the $0.63 per share ($556 million) earned in the same period last year.

Gross margin for the quarter totaled $565 million, below the $867 million generated during the first quarter of 2013. Despite an improving environment for both demand and pricing compared to the final quarter of 2013, realizations in all three nutrient segments lagged behind those of the first quarter last year and negatively impacted our earnings.

Adjusted earnings before finance costs, income taxes, depreciation and amortization and certain impairment charges2 (adjusted EBITDA) of $745 million and cash from operating activities of $539 million declined 23 percent and 27 percent, respectively from first-quarter 2013.

Contributions from dividends and our share of equity earnings from investments in Arab Potash Company (APC), ICL and Sociedad Quimica y Minera de Chile S.A. (SQM) totaled $100 million for this year’s first quarter, including the ICL special dividend. The market value of our investments in these publicly traded companies, as well as Sinofert, was approximately $5.4 billion or $6 per PotashCorp share at market close on April 23, 2014.

“After an especially challenging environment in the second half of 2013, greater demand and stability emerged early in the year,” said PotashCorp President and Chief Executive Officer Bill Doyle. “We saw strong customer engagement ahead of the spring planting season, particularly in potash. Despite weather-related issues that impacted our results, especially in phosphate, we were able to deliver earnings above our quarterly guidance range.”

Market Conditions

Potash demand and spot market pricing strengthened throughout the first quarter. In North America, demand was robust as fertilizer distributors worked to position product ahead of the spring planting season. Even as shipments from domestic producers climbed 48 percent above those during the same period last year, ongoing rail constraints – precipitated by difficult winter conditions and a record grain harvest in Canada – kept dealer supplies tight. Although demand from Brazil and Southeast Asian countries strengthened, North American producers’ offshore shipments fell slightly below those of the same period last year as logistical challenges constrained their abilities to satisfy all demands for product. Offshore sales were further impacted by delayed supply contracts with Chinese and Indian buyers relative to 2013. Amidst strengthening market fundamentals, potash prices in all spot markets increased from the beginning of 2014 – most notably for granular product – but remained well below those of the comparative period in 2013.

In nitrogen, first-quarter ammonia production in the US reached its highest level in more than a decade as additional capacity came online and producers responded to strong agricultural and industrial demand. While ammonia prices trailed the historically high levels of 2013 – a period characterized by especially strong demand and supply challenges in key producing regions – they moved up sharply as the quarter came to a close. Demand for urea was also robust ahead of the North American spring planting season. With imports lower than those of the previous year, North American supply tightened and urea prices strengthened over the course of the quarter, although key benchmarks remained below those of the same period in 2013.

Production and logistical challenges also impacted global phosphate markets. This was especially true in North America where a combination of supply disruptions and an improved demand environment caused prices for all phosphate fertilizer products to strengthen during the quarter. Despite this move upward, weak market fundamentals through the second half of 2013 kept pricing levels for the quarter below those of the comparative period last year.

Potash

First-quarter 2014 potash gross margin of $300 million was below the $504 million generated during the comparable period last year as the favorable impact of lower per-tonne costs and slightly higher sales volumes was more than offset by lower prices.

Strong buyer engagement in key markets pushed our total sales volumes for the first quarter to 2.3 million tonnes, slightly above the 2.2 million tonnes sold during the first three months of 2013. North American totals reached 1.0 million tonnes, 24 percent higher than the same period last year as we leveraged our extensive warehousing and distribution capabilities to meet strong demand. Our offshore sales volumes of 1.3 million tonnes fell below 2013’s first-quarter total of 1.4 million tonnes as delayed Chinese and Indian contracts and rail constraints limited shipments. The majority of Canpotex3 sales for the quarter were to Other Asian countries (47 percent) and Latin America (27 percent), while China and India accounted for 16 percent and 3 percent, respectively.

Potash prices began to trend upward in key markets as the quarter progressed, but the sharp decline during the second half of 2013 weighed on realizations. As a result, our first-quarter average realized potash price of $250 per tonne was well below the $363 per tonne of the same period last year.

With improved demand, potash production reached 2.4 million tonnes, exceeding the 2.0 million tonnes produced in 2013’s first quarter. Higher operating rates, savings from workforce changes, optimization of tonnage from our lower-cost facilities and a favorable impact from a weakened Canadian dollar improved our per-tonne costs by 13 percent compared to the same period last year.

Nitrogen

In nitrogen, gross margin for the first quarter totaled $239 million compared to $271 million in the same period of 2013 as the positive impact of increased sales volumes was more than offset by weaker price realizations. Our US operations generated $146 million of gross margin for the quarter, while our facility in Trinidad contributed $93 million.

First-quarter sales volumes of 1.6 million tonnes exceeded the 1.5 million tonnes sold during the same period of 2013. Strong operating rates across all our nitrogen facilities and the benefit of a full quarter of production at our Geismar ammonia plant (which was restarted in late-February 2013) were the primary contributors.

Prices for all three nitrogen product categories declined as weaker market fundamentals kept benchmark prices (and our realizations) below those of first-quarter 2013. As a result, our average realized price of $344 per tonne in the first quarter was below the $436 per tonne earned last year.

The total average cost of natural gas used in production for the first quarter, including the impact of our hedge position, was $5.40 per MMBtu, an 11 percent decrease from the same period last year. Our diversified production profile helped contribute to a 22 percent improvement in our per-tonne cost of goods sold compared to last year’s first quarter as lower gas costs in Trinidad – the result of pricing linked largely to ammonia – helped offset higher spot prices in the US.

Phosphate

First-quarter phosphate gross margin totaled $26 million, generated almost entirely from our feed and industrial business. Beyond the market and operating headwinds we faced, other accounting items recognized in our costs of goods sold totaled $29 million, including those related to accelerated depreciation and asset retirement obligations. As a result, first-quarter gross margin was well below the $92 million earned in the comparable period last year.

Weather-related production issues reduced operating rates across all our facilities and constrained our sales for the quarter. Sales volumes totaled 0.8 million tonnes in this year’s first quarter, below the 0.9 million tonnes sold during the comparative period in 2013.

Our average realized phosphate price for the quarter was $484 per tonne, down from the $549 per tonne realized in the same period last year. Weaker fertilizer market conditions through the second half of 2013 weighed on our first-quarter realizations and led to a 17 percent decline compared to last year, while our historically more stable feed and industrial products fell by 4 percent.

Per-tonne cost of goods sold remained relatively flat compared to the first quarter of last year as the favorable impact of lower input costs for sulfur and ammonia – as well as efficiencies achieved through our previously announced workforce and operational changes – were offset by lower production volumes and accelerated depreciation and asset retirement obligation adjustments noted above.

Financial

First-quarter provincial mining and other taxes totaled $54 million, below the $63 million during the same period last year because of weaker potash gross margin. Due to lower earnings, our first-quarter income tax expense of $144 million was down from $226 million in the comparative period last year.

Capital-related cash expenditures totaled $224 million for the quarter compared to $496 million in the same period last year as spending related to our multi-year potash expansion program nears completion.

Through our previously announced share repurchase program, we repurchased a total of 11.7 million common shares during the first quarter at an average price of $34.00 per share. This program – which expires on August 1, 2014 – is now approximately 60 percent complete.

In March, we issued $750 million in 10-year notes at a rate of 3.625 percent. The proceeds were used to redeem $500 million of 5.25 percent notes (in April) which were due in May 2014, as well as for general corporate purposes.

Market Outlook

Recent potash contracts in China and India as well as a strong order book in key spot markets are expected to create an environment that should support robust shipment levels through at least the next two quarters. While we are beginning to see an improvement in rail deliveries help address the backlog of orders from the first quarter, significant product demands are expected to keep pressure on North American carriers. We continue to work closely with our transportation partners to minimize disruptions although these conditions are expected to result in ongoing tight global market fundamentals. For the full year, we maintain our view that global potash shipments could be in the range of 55-57 million tonnes.

In North America, we expect strong demand at the farm level to continue and securing potash to remain a top priority for distributors. With rail carrier backlogs limiting producers’ ability to recharge warehouse systems, sales volumes for the second quarter could be constrained – although the delayed start to the spring planting season is expected to provide some relief. For the full year, we maintain our view that total shipments to North America could approximate 9-9.5 million tonnes.

Potash demand in Latin America is expected to remain strong as farmers strive to increase crop production by planting more acres and enhancing soil fertility. We anticipate imports to this market will accelerate through the second quarter and remain robust through the seasonally strong July to October period. For the year, we forecast potash shipments to Latin America of approximately 10.5 million tonnes, including what could be record demand from Brazil.

With first-half Chinese contracts in place for all major global potash suppliers – including Canpotex – shipments to this market are expected to accelerate through the second quarter. First-half volume commitments are likely to meet a significant portion of China’s estimated import needs for 2014, and we anticipate a modest level of additional seaborne imports will be required during the second half. For the full year, we forecast total demand will approximate 11.5 million tonnes.

In India, the recent settlement of new supply contracts – including a 1 million tonne agreement with Canpotex – is expected to provide a base load of tonnage through the remaining three quarters of 2014. While fertilizer subsidies continue to remain a near-term challenge in achieving more robust demand levels, we expect 2014 shipments to India will approximate 3.5-4.0 million tonnes, exceeding the 2013 total.

In Other Asian countries (outside of China and India), low inventories and supportive crop prices are expected to help generate stronger demand in 2014. We forecast total potash shipments in the range of 8.0-8.3 million tonnes, exceeding those of 2013.

Financial Outlook

Given a slightly improved potash pricing and demand outlook, we have increased our annual estimate for potash gross margin to $1.1-$1.3 billion and sales volumes to 8.3-8.7 million tonnes.

Our estimates include the benefit of our Canpotex allocation run at Allan, which is nearing completion. With results to this point surpassing our initial expectations, we anticipate our Canpotex entitlement will exceed 53 percent for the second half of 2014. Additionally, operational changes at our potash facilities have begun to reduce our per-tonne cost of goods sold and we anticipate further improvement during the second quarter.

While we expect slightly elevated per-tonne costs in the third quarter due to our planned maintenance shutdowns, we remain on track to achieve our targeted $15-$20 per-tonne reduction in cash costs from 2013 levels.

In nitrogen, recent pricing strength has improved the near-term outlook. We anticipate typical seasonal trends will result in slightly weaker margins through the second half of 2014, although our higher sales volumes expectations should partially offset this impact. For the full year, we anticipate total gross margin will remain historically high but trail 2013’s total.

In phosphate, we expect prices for all products to be below those of 2013. While the weather-related operating challenges we recently faced appear to be behind us, weaker gross margin contributions during the first quarter have lowered our full-year expectations. The planned closure of a chemical plant at our White Springs operation is anticipated to result in slightly lower sales volumes in the second half of the year (approximately 0.1 million tonnes of P2O5) and keep our non-cash costs elevated as we accelerate depreciation for these assets (anticipated at $43 million for full-year 2014).

We have increased our annual estimate of income from offshore investments to a range of $230-$240 million to include the special dividend received from ICL during the first quarter.

Based on these factors, we have adjusted our full-year 2014 guidance to $1.50-$1.80, which includes second-quarter net income in the range of $0.40-$0.45 per share. Other annual guidance numbers are outlined in the table below:

Quarterly: Q2 2014
Earnings per share	$0.40-$0.45
Annual: 2014
Potash sales volumes	8.3-8.7 million tonnes
Potash gross margin	$1.1-$1.3 billion
Nitrogen and phosphate gross margin	$1.0-$1.2 billion
Capital expenditures*	~$1.1 billion
Effective tax rate on ordinary earnings	26-28 percent
Provincial mining and other taxes**	16-18 percent
Selling and administrative expenses	$225-$235 million
Finance costs	$165-$175 million
Income from offshore investments***	$230-$240 million
Earnings per share	$1.50-$1.80

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Represents income from dividends and share of equity earnings

Conclusion

“We see steady improvements taking hold in the potash industry,” said Doyle. “These are encouraging trends and supportive of our long-term view for the business. With our growth capability combined with a focus on efficiency, we are positioned to help our customers capitalize on future opportunities while operating a company with the flexibility and competitiveness to generate strong results.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should”, “could”, “expect”, “may”, “anticipate”, “believe”, “intend”, “estimates”, “plans” and similar expressions. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements, including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; changes in competitive pressures, including pricing pressures; risks and uncertainties related to our international operations and assets; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; unexpected geological or environmental conditions, including water inflows; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; increases in the price or reduced availability of the raw materials that we use; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; risks related to reputational loss; and earnings and the decisions of taxing authorities which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2013 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday April 24, 2014 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	March 31,	December 31,
As at	2014	2013

Assets
Current assets
Cash and cash equivalents	$533	$628
Receivables	905	752
Inventories	716	728
Prepaid expenses and other current assets	60	81
	2,214	2,189

Non-current assets
Property, plant and equipment	12,209	12,233
Investments in equity-accounted investees	1,310	1,276
Available-for-sale investments (Note 2)	1,734	1,722
Other assets	371	401
Intangible assets	138	137
Total Assets	$17,976	$17,958

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 3)	$496	$967
Payables and accrued charges	1,054	1,104
Current portion of derivative instrument liabilities	39	42
	1,589	2,113

Non-current liabilities
Long-term debt (Note 3)	3,709	2,970
Derivative instrument liabilities	123	129
Deferred income tax liabilities	2,046	2,013
Pension and other post-retirement benefit liabilities	415	410
Asset retirement obligations and accrued environmental costs	583	557
Other non-current liabilities and deferred credits	140	138
Total Liabilities	8,605	8,330

Shareholders’ Equity
Share capital (Note 4)	1,611	1,600
Unlimited authorization of common shares without par value; issued and outstanding 845,856,181 and 856,116,325 at March 31, 2014 and December 31, 2013, respectively
Contributed surplus	230	219
Accumulated other comprehensive income	730	673
Retained earnings	6,800	7,136
Total Shareholders’ Equity	9,371	9,628
Total Liabilities and Shareholders’ Equity	$17,976	$17,958

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Sales (Note 5)	$1,680	$2,100
Freight, transportation and distribution	(166)	(149)
Cost of goods sold	(949)	(1,084)
Gross Margin	565	867
Selling and administrative expenses	(68)	(66)
Provincial mining and other taxes	(54)	(63)
Share of earnings of equity-accounted investees	33	80
Dividend income	69	—
Impairment of available-for-sale investment (Note 2)	(38)	—
Other income (expenses)	24	(1)
Operating Income	531	817
Finance costs	(47)	(35)
Income Before Income Taxes	484	782
Income taxes (Note 6)	(144)	(226)
Net Income	$340	$556

Net Income per Share (Note 7)
Basic	$0.40	$0.64
Diluted	$0.40	$0.63

Dividends Declared per Share	$0.35	$0.28

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
(Net of related income taxes)	2014	2013

Net Income	$340	$556
Other comprehensive income
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value gain during the period	50	186
Cash flow hedges
Net fair value loss during the period (2)	(1)	—
Reclassification to income of net loss (3)	6	11
Other	2	—
Other Comprehensive Income	57	197
Comprehensive Income	$397	$753

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $1 (2013 - $NIL).
(3)	Net of income taxes of $(4) (2013 - $(6)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2013	$1,600	$219	$780	$(105)	$(2)	$673	$7,136	$9,628
Net income	—	—	—	—	—	—	340	340
Other comprehensive income	—	—	50	5	2	57	—	57
Share repurchase (Note 4)	(21)	(1)	—	—	—	—	(377)	(399)
Dividends declared	—	—	—	—	—	—	(299)	(299)
Effect of share-based compensation including issuance of common shares	22	12	—	—	—	—	—	34
Shares issued for dividend reinvestment plan	10	—	—	—	—	—	—	10
Balance - March 31, 2014	$1,611	$230	$830	$(100)	$—	$730	$6,800	$9,371

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Operating Activities
Net income	$340	$556
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	176	154
Share-based compensation	15	16
Net undistributed earnings of equity-accounted investees	(31)	(77)
Impairment of available-for-sale investment (Note 2)	38	—
Provision for deferred income tax	46	102
Pension and other post-retirement benefits	9	(31)
Other long-term liabilities and miscellaneous	9	16
Subtotal of adjustments	262	180

Changes in non-cash operating working capital
Receivables	(158)	(104)
Inventories	20	47
Prepaid expenses and other current assets	18	1
Payables and accrued charges	57	58
Subtotal of changes in non-cash operating working capital	(63)	2
Cash provided by operating activities	539	738

Investing Activities
Additions to property, plant and equipment	(224)	(496)
Other assets and intangible assets	(2)	(5)
Cash used in investing activities	(226)	(501)

Financing Activities
Proceeds from long-term debt obligations	737	—
Repayment of long-term debt obligations	—	(250)
(Repayment of) proceeds from short-term debt obligations	(470)	211
Dividends	(293)	(177)
Repurchase of common shares	(396)	—
Issuance of common shares	14	2
Cash used in financing activities	(408)	(214)
(Decrease) Increase in Cash and Cash Equivalents	(95)	23
Cash and Cash Equivalents, Beginning of Period	628	562
Cash and Cash Equivalents, End of Period	$533	$585

Cash and cash equivalents comprised of:
Cash	$134	$103
Short-term investments	399	482
	$533	$585

Supplemental cash flow disclosure
Interest paid	$24	$9
Income taxes paid	$50	$55

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2013 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2013 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in April 2014.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in Other Comprehensive Income (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. As a result, an impairment loss of $341 was recognized in net income during 2012. At March 31, 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, an impairment loss of $38 was recognized in net income during the three months ended March 31, 2014. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2013 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings
Balance — December 31, 2013	$254	$(325)	$16	$(341)
Decrease in fair value and recognition of impairment	(54)	(54)	(16)	(38)
Balance — March 31, 2014	$200	$(379)	$—	$(379)

3. Long-Term Debt

On March 7, 2014, the company closed the issuance of $750 of 3.625 percent senior notes due March 15, 2024. The senior notes were issued under a US shelf registration statement.

On March 7, 2014, the company issued a notice of redemption for all of its outstanding $500 of 5.250 percent senior notes due May 15, 2014. On April 7, 2014, the company completed the redemption of all $500 of the senior notes at a redemption price of 100.497 percent of the principal amount of the notes redeemed plus accrued interest.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Share Capital

On July 24, 2013, the company’s Board of Directors authorized a share repurchase program of up to 5 percent of PotashCorp’s outstanding common shares (up to $2,000 of its outstanding common shares) through a normal course issuer bid. Shares may be repurchased from time to time on the open market commencing August 2, 2013 through August 1, 2014 at prevailing market prices. The timing and amount of purchases under the program are dependent upon the availability and alternative uses of capital, market conditions, applicable US and Canadian regulations and other factors.

Under this program, the company repurchased for cancellation 11,722,000 common shares during the three months ended March 31, 2014, at a cost of $399 and an average price per share of $34.00. The repurchase resulted in a reduction of share capital of $21, and the excess of net cost over the average book value of the shares was recorded as a reduction of contributed surplus of $1 and a reduction of retained earnings of $377.

5. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$671	$581	$428	$—	$1,680
Freight, transportation and distribution - third party	(86)	(31)	(49)	—	(166)
Net sales - third party	585	550	379	—
Cost of goods sold - third party	(285)	(323)	(341)	—	(949)
Margin (cost) on inter-segment sales (1)	—	12	(12)	—	—
Gross margin	300	239	26	—	565
Depreciation and amortization	(52)	(42)	(78)	(4)	(176)
Cash flows for additions to property, plant and equipment	124	67	31	2	224

(1)	Inter-segment net sales were $25.

	Three Months Ended March 31, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$885	$659	$556	$—	$2,100
Freight, transportation and distribution - third party	(71)	(25)	(53)	—	(149)
Net sales - third party	814	634	503	—
Cost of goods sold - third party	(310)	(381)	(393)	—	(1,084)
Margin (cost) on inter-segment sales (1)	—	18	(18)	—	—
Gross margin	504	271	92	—	867
Depreciation and amortization	(41)	(38)	(71)	(4)	(154)
Cash flows for additions to property, plant and equipment	349	45	65	37	496

(1)	Inter-segment net sales were $45.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

6. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended March 31
	2014	2013
Income tax expense	$144	$226
Actual effective tax rate on ordinary earnings	27%	27%
Actual effective tax rate including discrete items	30%	29%
Discrete tax adjustments that impacted the tax rate	$2	$19

Significant items to note include the following:

•	In first-quarter 2014, a non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items by 2 percent.

•	In first-quarter 2013, a tax expense of $15 was recorded to adjust the 2012 income tax provision.

7. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended March 31
	2014	2013
Basic	852,919,000	865,056,000
Diluted	859,675,000	876,672,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2014	2013

Potash Sales (tonnes - thousands)
Manufactured Product
North America	988	794
Offshore	1,323	1,432
Manufactured Product	2,311	2,226

Potash Net Sales
(US $ millions)
Sales	$671	$885
Freight, transportation and distribution	(86)	(71)
Net Sales	$585	$814

Manufactured Product
North America	$291	$331
Offshore	287	477
Other miscellaneous and purchased product	7	6
Net Sales	$585	$814

Manufactured Product
Average Realized Sales Price per MT
North America	$295	$417
Offshore	$217	$333
Average	$250	$363
Cost of Goods Sold per MT	$(119)	$(136)
Gross Margin per MT	$131	$227

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Average Natural Gas Cost in Production per MMBtu	$5.40	$6.10
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	583	559
Urea	348	305
Solutions/Nitric acid/Ammonium nitrate	698	622
Manufactured Product	1,629	1,486

Fertilizer sales tonnes (1)	577	410
Industrial/Feed sales tonnes	1,052	1,076
Manufactured Product	1,629	1,486

Nitrogen Net Sales
(US $ millions)
Sales - third party	$581	$659
Freight, transportation and distribution - third party	(31)	(25)
Net sales - third party	550	634
Inter-segment net sales	25	45
Net Sales	$575	$679

Manufactured Product
Ammonia (2)	$246	$342
Urea	150	145
Solutions/Nitric acid/Ammonium nitrate	164	161
Other miscellaneous and purchased product (3)	15	31
Net Sales	$575	$679

Fertilizer net sales (2)	$213	$186
Industrial/Feed net sales	347	462
Other miscellaneous and purchased product (3)	15	31
Net Sales	$575	$679

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$422	$613
Urea	$433	$476
Solutions/Nitric acid/Ammonium nitrate	$234	$259
Average	$344	$436
Fertilizer average price per MT	$370	$453
Industrial/Feed average price per MT	$330	$430
Average	$344	$436
Cost of Goods Sold per MT	$(199)	$(255)
Gross Margin per MT	$145	$181

(1) Includes inter-segment ammonia sales (tonnes - thousands)	48	46
(2) Includes inter-segment ammonia net sales	$25	$31
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$14

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2014	2013

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	502	590
Feed and Industrial	272	313
Manufactured Product	774	903

Phosphate Net Sales
(US $ millions)
Sales	$428	$556
Freight, transportation and distribution	(49)	(53)
Net Sales	$379	$503

Manufactured Product
Fertilizer	$210	$297
Feed and Industrial	165	199
Other miscellaneous and purchased product	4	7
Net Sales	$379	$503

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$417	$503
Feed and Industrial	$608	$635
Average	$484	$549
Cost of Goods Sold per MT	$(453)	$(451)
Gross Margin per MT	$31	$98

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2014	2013
December 31		1.0636
March 31	1.1053	1.0156
First-quarter average conversion rate	1.0879	0.9972

	Three Months Ended
	March 31
	2014	2013

Production
Potash production (KCl Tonnes - thousands)	2,395	2,025
Potash shutdown weeks (1)	2	16
Nitrogen production (N Tonnes - thousands)	833	723
Phosphate production (P2O5 Tonnes - thousands)	369	499
Phosphate P2O5 operating rate	62%	84%

Shareholders
PotashCorp’s total shareholder return	11%	-3%

Customers
Product tonnes involved in customer complaints (thousands)	13	8

Community
Taxes and royalties ($ millions) (2)	170	200

Employees
Annualized turnover rate (excluding retirements) (3)	7%	5%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	1.06	0.90

Environment
Environmental incidents (5)	5	7

	March 31,	December 31,
As at	2014	2013
Number of employees (6)
Potash	2,534	2,912
Nitrogen	790	789
Phosphate	1,380	1,637
Other	412	449
Total	5,116	5,787

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Results in 2014 include a portion of the impact of our workforce reduction announced in 2013.
(4)	As defined in our 2013 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2013 Annual Integrated Report).
(6)	Totals as at March 31, 2014 and December 31, 2013 do not fully reflect workforce changes announced in December 2013.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2014	2013
Net income	$340	$556
Finance costs	47	35
Income taxes	144	226
Depreciation and amortization	176	154
EBITDA	$707	$971
Impairment of available-for-sale investment	38	—
Adjusted EBITDA	$745	$971

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended
	March 31
	2014	2013
Sales	$1,680	$2,100
Freight, transportation and distribution	(166)	(149)
Net sales	$1,514	$1,951

Net income as a percentage of sales	20%	26%
Adjusted EBITDA margin	49%	50%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2014	2013
Cash flow prior to working capital changes	$602	$736
Changes in non-cash operating working capital
Receivables	(158)	(104)
Inventories	20	47
Prepaid expenses and other current assets	18	1
Payables and accrued charges	57	58
Changes in non-cash operating working capital	(63)	2
Cash provided by operating activities	$539	$738
Additions to property, plant and equipment	(224)	(496)
Other assets and intangible assets	(2)	(5)
Changes in non-cash operating working capital	63	(2)
Free cash flow	$376	$235

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.